Exhibit 99.1

            Excerpt from Part IV of Form 12b-25 filed March 17, 2005


         The results of operations of the Registrant (also referred to as "our", "we", or "us") for the year ended December 31, 2004 will reflect significant changes in the results of operations from the corresponding period for the last fiscal year, due to the Chapter 11 bankruptcy filings of certain of our direct and indirect subsidiaries (collectively, the "Debtors") on June 2, 2004, and the subsequent sale of the Debtors' direct broadcast satellite business to DIRECTV on August 27, 2004.

         The financial results of Pegasus Satellite Communications, Inc. (one of the Debtors) and its consolidated subsidiaries (collectively, "Pegasus Satellite") are included in our consolidated results only through June 2, 2004, and results of operations for Pegasus Satellite's direct broadcast satellite business prior to June 2, 2004 are classified as discontinued in our statements of operations and comprehensive loss, including results of operations for the year ended December 31, 2003. Subsequent to June 2, 2004, Pegasus Satellite has been deconsolidated from our balance sheet, our negative investment in Pegasus Satellite of approximately $413 million is presented using the cost method, and we no longer consolidate or record earnings or losses from Pegasus Satellite's operations that occurred after June 2, 2004. Since Pegasus Satellite's results have been deconsolidated and we believe that it is not probable that we will be obligated to fund any post-petition losses of Pegasus Satellite, any adjustments reflected in Pegasus Satellite's financial statements subsequent to the Filing Date relating to the recoverability and classification of recorded asset amounts, classification of liabilities, or adjustments made for loss contingencies and other matters are not expected to affect our results of operations.

         Selected financial data for the years ended December 31, 2004 and 2003 is presented below. The 2004 data is preliminary, subject to change and subject to audit. In addition, 2003 "net revenues", "loss from operations" and "loss from discontinued operations" reflect the reclassification of certain amounts included in the Registrant's 2003 audited financial statements to discontinued operations as a result of the sale of the direct broadcast satellite business. Such reclassification is preliminary, subject to change and subject to audit.


                                        ------------    ------------
              (In thousands)                2004            2003
                                        ------------    ------------
Net revenues                                $14,151         $31,641
Loss from operations                       (50,104)        (44,472)
Loss from discontinued operations         (490,621)       (102,304)
Net loss                                  (545,521)       (147,166)